Exhibit 2.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of January 20, 2009, by and between AMERICAN LIFE & SECURITY CORP., a Nebraska corporation (“ALSC”) and SECURITY NATIONAL LIFE INSURANCE COMPANY, a Utah corporation (“Security National”).

WITNESSETH:

WHEREAS, Security National owns all of the issued and outstanding capital stock of Capital Reserve Life Insurance Company, a Missouri-domiciled stock life insurance company (“Capital Reserve”); and

WHEREAS, ALSC desires to purchase, and Security National desires to sell, 3,564 shares of common stock, $200 par value, of Capital Reserve (the “Shares”), which constitutes all of the issued and outstanding shares of capital stock of Capital Reserve.

NOW, THEREFORE, it is agreed between the parties as follows:

ARTICLE I PURCHASE
AND SALE

Subject to the terms and conditions set forth in this Agreement, Security National agrees to sell, and ALSC agrees to purchase, all of the Shares as follows:

1.1                          The transactions contemplated by this Agreement shall be completed at a closing (the “Closing”) on a closing date (the “Closing Date”) to occur on the first business day of the month following the date on which all conditions set forth in Article VI of this Agreement have been satisfied (subject to the limitations set forth in Article VI) or waived in writing, or such earlier date after the satisfaction of such conditions as the pa1ties mutually may agree.  The Closing will be effective as of 12:01 a.m. (Central time) on the Closing Date.

1.2                          ALSC agrees to pay Security National at Closing by delivery of cash in an amount equal to the capital and surplus of Capital Reserve as of the Closing Date, as defined in Section 1.1 above, in accordance with statutory accounting principles, plus $105,000 (the “Purchase Consideration”), payable by wire transfer or delivery of other immediately available funds.

1.3                          At Closing, (i) Security National agrees to deliver to ALSC the various certificates, instruments, and documents referred to in Section 6.1(e), (ii) ALSC agrees to deliver to Security National the various ce1tificates, instruments, and documents referred to in Section 6.2(e), (iii) Security National agrees to deliver to ALSC stock ce1tificates representing the Shares, endorsed in blank or accompanied by stock powers duly executed in blank, free and clear of all security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature, and (iv)

ALSC agrees to deliver to Security National the Purchase Consideration specified in Section 1.2.

1.5                          Prior to the Closing, ALSC agrees to use its best efforts to assist Security National in obtaining the release of the treasury bond with a par value of $650,000 that has been pledged pursuant to the requirements of the Missouri Department of Insurance and in securing the replacement of said treasury bond with securities in the form of a treasury note or a Missouri municipal bond as deemed acceptable by the Missouri Department of Insurance.  The treasury bond shall be replaced effective as of the Closing Date by an acceptable treasury note or Missouri municipal bond.

1.6                          ALSC acknowledges that except for Capital Reserve’s capital and surplus, corporate charter, and insurance licenses, all other assets of Capital Reserves were transferred to Security National as of December 31, 2009.

1.7                          ALSC and Security National shall make the necessary Section 338 elections under the Internal Revenue Code of 1986 as amended such that the transactions contemplated by this Agreement shall constitute Section 338 transaction.

1.8                          Security National, in its sole discretion, shall have the right but not the obligation to convert the coinsurance reinsurance agreement dated December 17, 2007, between Security National and Capital Reserve to an assumption reinsurance agreement.  This right shall not be limited in duration.  ALSC and Capital Reserve each agree to use their best efforts in effectuating the conversion if Security National elects to exercise its right to convert to an assumption reinsurance agreement.  In addition, ALSC and Capital Reserve each agree that they have no right to recapture under the 2007 coinsurance reinsurance agreement.

ARTICLE II REPRESENTATIONS AND
WARRANTIES OF ALSC

No representations or warranties are made by any director, officer, employee or shareholder of ALSC as individuals.  ALSC hereby represents and warrants to Security National as follows:

2.1                          ALSC is a corporation duly organized, validly ex1stmg and in good standing under the laws of the State of Nebraska, having the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted.

2.2                          ALSC has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.  Neither ALSC, nor its subsidiaries have any liability or obligation to pay any fee or commission to any broker, agent or finder other than Caldwell and Caldwell, LLP (whose fees, commissions and/or expenses shall be paid by ALSC) with respect to the transactions contemplated hereby.

2.3                          Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by ALSC will conflict with or result in a breach or violation of its Articles of Incorporation or Bylaws.

2.4                          This Agreement has been duly authorized, executed and delivered by ALSC, constitutes a legal, valid and binding obligation of ALSC and is enforceable against ALSC in accordance with its terms, except to the extent that (a) enforcement against ALSC may be limited by or subject to any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally or (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought.

2.5                          ALSC (i) understands that the Shares have not been, and will not be, registered under any federal or state securities laws, and are being offered and sold to ALSC in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares solely for its own account for investment purposes, and not with a view to public distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, (v) is an “accredited investor” as that term is defined for purposes of Regulation D promulgated under the Securities Act of 1933, as amended and (vi) acknowledges that, in connection with the purchase of the Shares, it has not relied upon any representation or warranty made by Security National or any of its directors, officers, employees, shareholders or Affiliates (as such term is defined in Section 4.6), except those representations and warranties contained in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SECURITY NATIONAL

No representations or warranties are made by any director, officer, employee or shareholder of Security National as individuals.  Except as disclosed in a document to be prepared by Security National and delivered to ALCS prior to the Closing Date (the “Security National Disclosure Schedule”), Security National hereby represents and warrants to ALSC as follows:

3.1                          Security National is a Utah insurance company duly organized and validly existing under the laws of the State of Utah.  Capital Reserve is a stock life insurance company duly organized, validly existing and in good standing under the laws of the State of Missouri.  Each of Security National and Capital Reserve has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted.  The Articles of Incorporation and Bylaws of Capital Reserve currently in effect, copies of which have been delivered to ALSC, are complete and accurate, and the minute books of Capital Reserve contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of Capital Reserve, including all committees thereof.  Copies of all minutes of all meetings of the Board of Directors of Capital Reserve, including all committees thereof, since 2006 have been made available to ALSC.

3.2                          The aggregate number of shares which Capital Reserve is authorized to issue is 14,000 shares of common stock, $200 par value, of which 3,564 are issued and outstanding, fully paid, non-assessable.  All issued and outstanding shares of Capital Reserve are owned beneficially and of record by Security National and are not subject to any security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature.  There are no outstanding options, warrants or other rights to purchase or subscribe to, or securities convertible into or exchangeable for any shares of the capital stock of Capital Reserve.

3.3                          Security National has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.  Except as set forth in Section 3.3 of the Security National Disclosure Schedule, neither Security National, nor its subsidiaries have any liability or obligation to pay any fee or commission to any broker, agent or finder with respect to the transactions contemplated hereby.

3.4                          Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by Security National will conflict with or result in a breach or violation of any Articles of Incorporation, Bylaws or, to the best knowledge of Security National, any agreement to which Security National or Capital Reserve is a party or by which any of their assets are bound.

3.5                          This Agreement has been duly authorized, executed and delivered by Security National, constitutes a legal, valid and binding obligation of Security National and is enforceable against Security National in accordance with its terms, except to the extent that (a) enforcement against Security National may be limited by or subject to any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally or (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought.

3.6                          Security National has delivered to ALSC the annual and quarterly convention statements of Capital Reserve as of December 31, 2008 and the three- and nine-months ended September 30, 2009, as filed with the Missouri Department of Insurance.  All such statements, herein sometimes called “Capital Reserve convention statements,” (i) were prepared in accordance with statutory accounting practices (“SAP”) and (ii) present fairly in all material respects in accordance with SAP, the financial position of Capital Reserve as appropriate, as of the dates thereof and the related results of operations and changes in capital and surplus and cash flows of Capital Reserve for and during the periods covered thereby.  No deficiency has been asserted by any insurance regulatory authority with respect to such statements, except as set forth in Section 3.6 of the Security National Disclosure Schedule.  As soon as practicable during the period between the date hereof and the Closing, Security Financial will deliver to ALSC copies of monthly operating statements and of all reports filed by Capital Reserve with any regulatory agency, including but not limited to quarterly or annual convention statements filed with the Missouri Department of Insurance (collectively, the “Future Capital Reserve convention statements”).  The Future Capital Reserve convention statements of Capital Reserve when delivered, (i) will be prepared in accordance with SAP and (ii) will present fairly in all material respects in accordance with SAP, the financial position of Capital Reserve as appropriate, as of the dates thereof and the related results of operations and changes in capital and surplus and cash flows of Capital Reserve for and during the periods covered thereby.  Security National shall prepare the 2009 annual and quarterly convention statements of Capital Reserve.

3.7                          Except as set forth in Section 3.7 of the Security National Disclosure Schedule, since the dates of the Capital Reserve convention statements, there have not been any material adverse changes in the business or condition, financial or otherwise, of Capital Reserve.  Except as set forth in Section 3.7 of the Security National Disclosure Schedule, Capital Reserve has no material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) which are required by SAP to be disclosed in the Capital Reserve convention statements and are not so disclosed, except for contractual liabilities pursuant to policies of insurance issued or assumed by Capital Reserve, and except for liabilities incurred in the ordinary course of business since the date of the Capital Reserve convention statements.  As of the date of the Future Capital Reserve convention statements, Capital Reserve will have no material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) which are required by SAP to be disclosed in the Future Capital Reserve convention statements and are not so disclosed, except for contractual liabilities pursuant to policies of insurance issued or assumed by Capital Reserve.

3.8                                        Section 3.8 of the Security National Disclosure Schedule sets forth a description of all pending legal proceedings involving Capital Reserve, in which Capital Reserve, as the case may be, can reasonably be expected to be obligated to incur expenses, including legal fees, of $5,000 or more, and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving, or to the knowledge of Security National, after due inquiry, threatened against Capital Reserve or affecting any of its assets or properties with respect to which Capital Reserve can reasonably be expected to be obligated to incur expenses, including legal fees, of $5,000 or more.  Except as would not reasonably be expected to have a material adverse effect on Capital Reserve, (a) To the best knowledge of Security National, Capital Reserve is not in breach, violation or default under any contract or instrument to which it is a party, and no event has occurred which with the lapse of time or action by a third party could result in a breach, violation or default by Capital Reserve under any contract or other instrument to which Capital Reserve is a party or by which its properties may be bound or affected, (b) Capital Reserve is not in violation of any provision of its Articles of Incorporation or Bylaws, (c) To the best knowledge of Security National, Capital Reserve has complied with all laws, regulations and orders applicable to it and (d) there is no pending court or regulatory order applicable to Capital Reserve.

3.9                              The assets of Capital Reserve have admissible values as at December 31, 2008 and September 30, 2009, under applicable Missouri law, at least equal to the aggregate admitted value attributed to such assets on the December 31, 2008 and September 30, 2009 Capital Reserve convention statements, respectively.

3.10                    Except as set forth in Section 3.10 of the Security National Disclosure Schedule, Capital Reserve is not a party to any sales, agency, lease, rental, license, royalty, union or other material contract or agreement, written or otherwise, involving annual payment obligations of Capital Reserve in excess of $5,000.00 other than insurance policies issued or assumed by Capital Reserve.

3.11                    All statutory reserves and other similar amounts with respect to losses, benefits, claims and expenses in respect of Capital Reserve’s insurance businesses (the “Reserves”) as established or reflected in the Capital Reserve convention statements or the Future Capital Reserve convention statements were determined or will be determined, as the case may be, in accordance with SAP.

3.12                    Capital Reserve has filed all federal and state income tax and franchise tax returns required to be filed by it and has paid, or set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent Capital Reserve convention statements reflect, and the Future Capital Reserve convention statements will reflect, an adequate reserve for all taxes payable by Capital Reserve accrued through the date of such Capital Reserve convention statements or Future Capital Reserve convention statements, as the case may be.  There is no pending examination by the Internal Revenue Service (“IRS”) or any state taxing authority with respect to Capital Reserve, and Capital Reserve has not executed or filed with the IRS or any state taxing authority any agreement which is still in effect extending the period for assessment and collection of any tax, nor is there any known deficiency or refund pending or existing material dispute as to taxes.  Capital Reserve has not been audited by the IRS.  There is no known lien for taxes upon the assets of Capital Reserve, except for statutory liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and, in either case, only if adequate reserves therefor have been established on the books of Capital Reserve.  Capital Reserve is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes and no known claim for assessment and collection of taxes has been asserted against it.  In the event that any tax is assessed against Capital Reserve for any period prior to Closing, Security National shall pay such tax and shall indemnify and hold ALSC and Capital Reserve harmless from any cost or expense whatsoever arising directly or indirectly out of such assessment; provided, that Security National shall be entitled to contest such assessment on condition that Security National provides ALSC and Capital Reserve with adequate security for payment.  For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.  Capital Reserve has withheld from its employees and timely paid to the appropriate governmental agency proper and accurate amounts for all periods through the date hereof in material compliance with all tax withholding provisions of applicable laws, including, without limitation, income, social security and employment tax withholding for all types of compensation.  Security National shall have the option of preparing the all federal and state income tax returns and franchise tax returns for the year ended December 31,2009.

3.13                    Section 3.13 of the Security National Disclosure Schedule lists each of Capital Reserve’s employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, phantom stock, stock option, restricted stock, hospitalization, group insurance, death benefit, health, dental, welfare, disability, vacation, sick leave, severance pay, pension, profit sharing, stock bonus, thrift, savings, employee stock ownership, executive supplemental income plan and every employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively referred to as the “Benefit Plans”), which Capital Reserve maintains or to which it contributes on behalf of current or former employees.  All of the Benefit Plans comply in all material respects with all applicable requirements of ERISA and all applicable federal and state laws, including without limitation the reporting and disclosure requirements of Part I of Title I of ERISA.  Neither Capital Reserve nor any present or former employee of Capital Reserve has been charged with breaching or has breached a fiduciary duty under any of the Benefit Plans.  Each of the Benefit Plans that is intended to be a plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has been determined by the IRS to qualify under Section 40 l(a) of the Code.  Capital Reserve does not have in effect nor has it had in effect during the past ten (I 0) years any defined benefit pension plan.  Except as specifically described in Section 3.13 of the Security National Disclosure Schedule, Capital Reserve does not have in effect nor does it have any liability with respect to any defined contribution pension or profit sharing plan.  There is no pending or, to the best knowledge of Security National, after due inquiry, threatened litigation, governmental proceeding or investigation against or relating to any Benefit Plan or any reasonable basis for any material proceedings, claims, actions, or investigation against any Benefit Plan.  No “reportable event” (as defined in Section 4043(c) of ERISA) has occurred with respect to any Benefit Plan, and no Benefit Plan has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Benefit Plan which could reasonably result in a material liability.  Capital Reserve has not maintained or contributed to any “multi employer plan” as such term is defined in Section 3(37) of ERISA.  Security National has delivered to ALSC copies of (i) each Benefit Plan, (ii) the most recent summary plan descriptions of each Benefit Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any Benefit Plan, (iv) the most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to each Benefit Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each Benefit Plan, (vii) the most recent actuarial report for any Benefit Plan that is a defined benefit pension plan, and (viii) the most recent audited financial statements for each Benefit Plan for which audited statements are required by ERISA.

3.14                    Except as set forth in Section 3.14 of the Security National Disclosure Schedule, since September 30, 2009, Capital Reserve has continued actively in the conduct of its respective business, meeting and performing all of its obligations in all material respects in the ordinary course of its business, and (i) there has been no material adverse change in the assets or liabilities or in the condition (financial or otherwise), business or prospects of Capital Reserve; (ii) Capital Reserve has not transferred, conveyed, or acquired any material assets or property or entered into any transaction which by reason of its size or otherwise is not in the ordinary course of its business; (iii) Capital Reserve has not paid to any employee any compensation that is not in the ordinary course of business; (iv) Capital Reserve has not declared or paid any dividend or authorized or made any other distribution of any kind to its shareholders, or issued or sold, or issued rights or options to purchase or subscribe to, or subdivided or otherwise changed, or agreed to repurchase or redeem, any shares of its capital stock (except for dividends paid or payable to Security National through September 30, 2009 and included in the Capital Reserve convention statements); and (v) Capital Reserve has not made or agreed to make any changes with respect to its capital stock as regards dividends, redemption, voting powers or restriction or qualifications of voting powers as presently exist in its Articles of Incorporation.

3.15                    To the best knowledge of Security National, Capital Reserve is not in default in the payment of any of its obligations.  Other than those normal liabilities incurred by Capital Reserve since December 31, 2008 in the ordinary course of business, and to the best knowledge of Security National there are no material liabilities, whether such liabilities are contingent, absolute, direct, or indirect, matured, unmatured or otherwise, and including, but not limited to, liabilities for federal, state or local taxes, penalties and assessments, which do not appear on the aforesaid financial statements of Capital Reserve as of December 31, 2008 and September 30, 2009.

3.16                    Except as set forth in Section 3.16 of the Security National Disclosure Schedule, Capital Reserve has no outstanding mortgages, letters of credit, corporate bonds, debentures, trust or premium certificates or other income, surplus, debt or capital obligations of a similar nature.

3.17                    Except as set forth in Section 3.17 of the Security National Disclosure Schedule, Capital Reserve has now, and at Closing will have, good and indefeasible title to all of its properties and assets, including without limitation the property and assets set forth in the balance sheet of Capital Reserve as of September 30, 2009, and in each case, other than deposits held in joint custody with insurance regulatory authorities, such assets and properties are free and clear of all mortgages, pledges, liens, leases, restrictions, security interests, encumbrances or charges whatsoever, and of every kind and nature.

3.18                    Capital Reserve has not issued and does not have in force any insurance or annuity contracts which provide for mandatory dividends or participation or sharing in the profits, earnings, accumulations or expense savings of Capital Reserve.

3.19                    There have been no acts or omissions occurring on or with respect to real estate currently or previously owned, leased or otherwise used by Capital Reserve (collectively, the “Company Property”) which to the best knowledge of Security National, after due inquiry, constitute or result, or which are reasonably likely to have constituted or resulted, in the creation of any federal, state or common law nuisance (whether or not the nuisance condition is, or was, foreseen or unforeseen) or which do not, or have not, complied with federal, state or local environmental laws including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental, Response, Compensation and Liability Act, as amended, and their state and local law counterparts, all rules and regulations promulgated thereunder and all other legal requirements associated with the ownership and use of the Company Property (collectively, “Environmental Laws”) and as a result of which acts or omissions Capital Reserve is subject to or reasonably likely to incur a material liability.  To the best knowledge of Security National, after due inquiry, Capital Reserve is not subject to or reasonably likely to incur a material liability as a result of its ownership, lease, operation or use of any Company Property (i) that is contaminated by or contains any hazardous waste, toxic substance or related materials, including without limitation, asbestos, PCBs, pesticides, herbicides, petroleum products, substances defined as “hazardous substances” or “toxic substances” in the Environmental Laws, and any other substance or waste that is hazardous to human health or the environment (collectively, “Toxic Substances”), or (ii) on which any Toxic Substance has been stored, disposed of, placed or used in the construction thereof.  No claim, action, suit or proceeding is pending or, to the best knowledge of Security National, after due inquiry, threatened against Capital Reserve relating to the Company Property before any court or other governmental authority or arbitration tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting Capital Reserve with respect thereto, nor Security National or Capital Reserve been notified of any investigation or claim relating thereto.

3.20                    To the best knowledge of Security National, no representation or warranty by Security National in this Agreement, the Security National Disclosure Statement or any exhibit, certificate, financial statement or document furnished or to be furnished to ALSC pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

3.21                    Except for the treasury bond referenced in Section 6.1 (f), Capital Reserve’s capital and surplus consists of cash.

ARTICLE IV

OBLIGATIONS OF THE PARTIES PENDING THE CLOSING

4.1         At all times prior to the Closing, during regular business hours and upon prior arrangement of such meetings, each party will permit the other to meet with staff members, examine its books and records and the books and records of any subsidiaries and will furnish copies thereof on request. It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information. During the term of this Agreement, and for four years following the termination of this Agreement, the recipient of such information shall protect such information from disclosure to persons, other than members of its own or affiliated organizations and its professional advisers, in the same manner, as it protects its own confidential or proprietary information from unauthorized disclosure, and not use or disclose such information to the competitive detriment of the disclosing party. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the patty to whom disclosure is made; (b) information acquired by the party to whom the disclosure is made from other sources; or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without any wrongdoing by the party to whom the disclosure is made. In the event one party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such information, the other party will be promptly notified of the request or requirement so that the other party may seek an appropriate protective order or waive in writing compliance with the provisions of this Section 4.1. If one party is, on the advice of counsel, compelled to disclose any such information to any tribunal or else stand liable for contempt, it may disclose such information to the tribunal; provided, however, that the disclosing party shall use its reasonable best efforts to obtain, at the request of the nondisclosing party, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the nondisclosing party shall designate.

4.2         Prior to Closing, Security National and ALSC shall promptly provide each other with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other if it discovers that any of the representations, warranties and covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in all material respect.

4.3         Each party to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use its best efforts in order to consummate the transactions contemplated hereby as promptly as practicable, including completion of all regulatory filings that may be required. ALSC agrees to file and to use its best efforts to obtain such approvals or consents from the Regulatory Authorities (as defined in Article V below) required for the transactions contemplated by this Agreement. Neither ALSC nor Security National shall be obligated to file a suit or to appeal from any adverse ruling of a regulatory authority, nor shall ALSC or Security National be obligated to make any material changes in any lawful, good faith management policy in order to gain such approval.

4.4         Subject to the provisions of Article VIII, in connection with the filing of any tax returns and any audit, litigation or other proceeding with respect to any taxes of Capital Reserve for any tax period ending prior to or on the Closing Date or beginning prior to Closing and ending after the Closing Date, ALSC and Security National shall, at their own cost, cooperate fully and to the extent reasonably requested by the other party. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such tax return, audit, litigation or other proceeding. Each party shall use reasonable best efforts in making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Security National and ALSC shall, and shall cause their respective Affiliates (as such term is defined in Section 4.6) and successors to, and ALSC shall cause Capital Reserve to, (i) retain and maintain all tax records for the full period of the applicable statute of limitations, including any extension thereof and (ii) allow Security National and ALSC and their respective agents and representatives (and agents or representatives of any of their respective Affiliates), to inspect, review and make copies of such records as is reasonably necessary or appropriate from time to time.

4.5         Other than as required by this Agreement, or as set forth in the Security National Disclosure Schedule, a copy of which is attached hereto as Exhibit B, Security National agrees that Capital Reserve will not, without the prior written consent of ALSC (which consent shall not be unreasonably withheld), between the date hereof and Closing:

(a)         issue or sell, or agree to issue or sell, any capital stock, bonds or other corporate securities, or declare or pay any dividends on capital stock, or make any other payments or distributions to its stockholders, except for the payment of dividends to stockholders already declared and disclosed herein;

(b)         incur any material obligation or liability, absolute, contingent, direct or indirect, other than liabilities or obligations incurred in the ordinary course of its business;

(c)         incur any indebtedness for borrowed money; make any loans or advances to any individual, firm or corporation other than commission advances to sales agents and others in the ordinary course of business, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation;

(d)         except as set forth in Section 4.5(d) of the Security National Disclosure Schedule, discharge or satisfy any lien or encumbrance or pay any obligation or liability other than current liabilities shown on the Capital Reserve convention statement as of December 31, 2008, or those incurred in the ordinary course of business thereafter;

(e)                           mortgage, pledge, or subject to lien or security interest, charge or otherwise encumber any of its assets or properties;

(f)                             except as set forth in Section 4.5(f) of the Security National Disclosure Schedule, sell or transfer any of its prope1ties or assets, or cancel, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary course of business and for a consideration equal to the fair value thereof;

(g)                          except as set forth in Section 4.5(g) of the Security National Disclosure Schedule, pay any bonuses or special remuneration to any officer or employee, increase the salaries or other remuneration of any officer or employee, enter into any written contract of employment, management or consultation, or enter into any contract or adopt or amend any plan providing for such bonuses or for stock options or warrants, pensions, retirement benefits, profit sharing or the like;

(h)                          sell or transfer any of its real properties other than those properties set forth in Section 4.5(h) of the Security National Disclosure Schedule;

(i)                              except as set forth in Section 4.5(i) of the Security National Disclosure Schedule, make any material capital expenditures for property, plant or equipment;

G)                             enter into any long-term contracts or commitments, except in the ordinary course of business;

(k)                           use any of its assets or properties except for proper corporate purposes or in the ordinary course of business;

(I)                             except as set forth in Section 4.5(1) of the Security National Disclosure Schedule, modify, amend, cancel or terminate any existing agreement except in the ordinary course of its business or in accordance with the terms of any such agreement;

(m)                        enter into any transaction or agreement (involving a value in excess of $5,000.00) that would adversely affect the financial condition of Capital Reserve other than in the ordinary course of its business and other than as set forth on Section 4.5(m) of the Security National Disclosure Schedule;

(n)                          issue any outstanding contracts, agreements, options, warrants, calls or commitments relating to its authorized, unissued stock;

(o)                          except as set forth in Section 4.5(o) of the Security National Disclosure Schedule, incur any material liabilities, whether such liabilities are contingent, absolute, direct or indirect, matured, unmatured or otherwise, which do not appear on the Capital Reserve convention statement as of September 30, 2009, except those incurred after September 30, 2009, in the ordinary course of its business, none of which would be reasonably expected to have a material adverse effect upon Capital Reserve; or

(p)                          issue or grant any outstanding corporate bonds, debentures, trust or premium certificates or other income, surplus or capital obligations of a similar nature, except as specified herein.

4.6                          From the date hereof through and until the earlier of termination of this Agreement pursuant to Article VII or Closing, neither Security National nor any of its Affiliates, employees, directors, officers, shareholders, agents or advisors shall, directly or indirectly, without the prior written consent of ALSC, (a) enter into a Transaction, (b) publicly disclose the intention to enter into a Transaction or (c) solicit, initiate or encourage any inquiries, proposals or offers from any person or entity relating to any Transaction.  For purposes of this Agreement, the term “Transaction” shall mean (i) the sale, pledge or disposition of the Shares or any other transaction which would have the same effect, or any other arrangement that would transfer, in whole or in part, any of the economic consequences of ownership of the Shares, regardless of whether any such aforementioned transaction is to be settled by delivery of the Shares, (ii) the sale, pledge or disposition of all or substantially all of the assets of Capital Reserve, or (iii) any merger, consolidation, reorganization or other like transaction involving Capital Reserve.  For the purposes of this Agreement, the term “Affiliate” shall mean, with respect to a specified person or entity, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person or entity.

ARTICLE V
REGULATORY FILINGS

Within 20 business days after the execution of this Agreement, ALSC shall file with the Department of Insurance of the State of Nebraska and the Department of Insurance of the State of Missouri (together, the “Regulatory Authorities”) all of the regulatory approval documents required by Nebraska and Missouri law in order to consummate the transactions contemplated by this Agreement, as well as any other regulatory filing required to consummate the transactions contemplated hereby.

ARTICLE VI CONDITIONS
PRECEDENT

6.1                          The obligation of ALSC to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except to the extent that ALSC waives in writing any of the following conditions: (a) The parties shall have obtained all necessary approvals or consents for the transactions contemplated by this Agreement from each of the Regulatory Authorities and any other applicable governmental authority (collectively, the “Applicable Regulatory Authorities”);

(b)                          Security National shall have performed and complied with all of its respective obligations hereunder which are to be complied with or performed on or before the Closing Date pursuant to the terms of this Agreement;

(c)                           There shall not be pending or in effect on the Closing Date any litigation, action, suit, investigation, claim or proceeding before any court of competent jurisdiction or any governmental authority having jurisdiction over the transactions contemplated by this Agreement, or any writ, judgment, injunction, decree or similar order of any court or governmental authority restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by this Agreement;

(d)                          The representations and warranties made by Security National in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing, except to the extent that such representations and warranties may be untrue on and as of the Closing because of (1) changes caused by transactions suggested or approved in writing by ALSC, or (2) events or changes (which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of Capital Reserve) during or arising after the date of this Agreement;

(e)                                Security National shall have supplied ALSC with:

(i)                                a certified copy of a resolution or resolutions duly adopted by the Board of Directors of Security National approving this Agreement and the transactions contemplated by it in accordance with applicable law;

(ii)                             a certified copy of a resolution or resolutions duly adopted by the shareholders of Security National approving this Agreement and the transactions contemplated by it in accordance with applicable law;

(iii)                          a certificate of Security National dated the Closing Date to the effect that each of the conditions specified in this Section 6.1 have been satisfied in all respects;

(iv)                         an opinion of counsel to Security National dated as of the Closing Date addressing the matters set forth in Exhibit B attached hereto and subject to customary assumptions and qualifications; and

(v)                            an opinion of in-house counsel to Security National dated as of the Closing Date stating that to such counsel’s knowledge there are no legal proceedings that would be required to be disclosed pursuant to Section 3.8 of this Agreement that have not been disclosed to ALSC.

(f)                             Prior to the Closing, the obligations of ALSC, as set forth in Section 1.5 above, shall be satisfied including the use of best efforts to secure the release to Security National of the treasury bond with a par value of $650,000 that has been pledged pursuant to the requirements of the Missouri Department of Insurance and the acceptable substitution of said treasury bond with a treasury note or a

Missouri municipal bond as deemed acceptable by the Missouri Department of Insurance.

6.2                          The obligation of Security National to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except to the extent that Security National waives in writing any of the following conditions and except to the extent that failure of any such condition is caused by the intentional, willful, reckless or grossly negligent act or omission of Security National or any Affiliate of Security National:

(a)                           The pa ties shall have obtained all necessary approvals or consents for the transactions contemplated by this Agreement from the Applicable Regulatory Authorities, and Security National shall have obtained a resolution or resolutions duly adopted by the Board of Directors of Security National approving this Agreement and the transactions contemplated by it in accordance with applicable law;

(b)                          ALSC shall have performed and complied with all of its respective obligations hereunder which are to be complied with or performed on or before the Closing Date pursuant to the terms of this Agreement;

(c)                           There shall not be pending or in effect on the Closing Date any litigation, action, suit, investigation, claim or proceeding before any court of competent jurisdiction or any governmental authority having jurisdiction over the transactions contemplated by this Agreement, or any writ, judgment, injunction, decree or similar order of any court or governmental authority restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by this Agreement;

(d)                          The representations and warranties made by ALSC in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing, except to the extent that such representations and warranties may be untrue on and as of the Closing because of (I) changes caused by transactions suggested or approved in writing by Security National, or (2) events or changes (which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of Capital Reserve) during or arising after the date of this Agreement;

(e)                           ALSC shall have furnished Security National with a certificate of ALSC dated the Closing Date to the effect that each of the conditions specified above in this Section 6.2 have been satisfied in all respects; and

(f)                             Except as otherwise described in Section 6.2(f) of the Security National Disclosure Schedule, all intercompany accounts listed in Section 6.2(f) of the Security National Disclosure Schedule shall have been terminated or settled.

ARTICLE VII
TERMINATION AND ABANDONMENT

7.1                                   Anything contained in this Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time prior to the Closing Date:

(a)                           By mutual consent of ALSC and Security National;

(b)                          By ALSC or Security National if the Closing has not occurred on or prior to February 28, 20 I 0, provided that the non-occurrence of the Closing was not caused by any breach of this Agreement by the party seeking termination;

(c)                           By ALSC or Security National, if there is discovered any material error, misstatement or omission in the representations and warranties of the other party; provided that the party seeking termination pursuant to this Section 7.l(c) shall have provided the other party with written notice of such error, misstatement or omission and such other party shall have failed to cure such error, misstatement or omission with thirty (30) days after receiving such notice and provided further that the party seeking termination pursuant to this Section 7.l(c) is not in material breach of any provision contained in this Agreement; or (d) By ALSC or Security National in the event any Regulatory Authority denies any approval or consent requested for the transactions contemplated by this Agreement (including any appeal of such denial) and the failure to obtain such approval or consent would have a material adverse effect on the business and operations of Capital Reserve upon Closing; and

(d)                          By ALSC, within 20 days of the date hereof, should it determine after due diligence that it no longer desires to pursue the transaction.

7.2                          Any of the terms or conditions of this Agreement may be waived m writing at any time by the party entitled to the benefit thereof.

ARTICLE VIII
INDEMNIFICATION

8.1                          The representations and warranties of the parties contained in this Agreement, and the right to indemnification with respect thereto, shall survive the Closing hereunder and continue in full force and effect for a period of six (6) months thereafter; provided, however, that the representations and warranties of the parties contained in Sections 3.1, 3.2, 3.3, 3.12, 3.13 and 3.19, and the right to indemnification with respect thereto, shall survive the Closing hereunder and continue in full force and effect until the expiration of the applicable statute of limitations.

8.2                                 After the Closing, the parties shall indemnify each other as follows:

(a)                           In the event any party (“Indemnifying Party”) breaches (or in the event any third party alleges facts that, if true, would mean such party has breached) any of its representations, warranties or covenants contained herein, and another party (“Indemnified Party”) makes a written claim for indemnification pursuant to this Section

8.2 within the applicable survival period specified in Section 8.1, then the Indemnifying Party agrees to indemnify the Indemnified Party) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable legal expenses) the Indemnified Party may suffer through and after the date of the claim for indemnification (including any adverse consequences suffered after the end of any applicable survival period) resulting from, arising out of, or relating to such breach (collectively “Losses”).

(b)                          If any third party shall notify any party (such party also being referred to as an “Indemnified Pm1y”) with respect to a matter (“Third Party Claim”) which may give rise to a claim for indemnification against another party (such party also being referred to as an “Indemnifying Party”) under this Section 8.2, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced in a material manner.

(c)                           Notwithstanding the foregoing provisions of this Section 8.2 and other than as set forth in Section 8.3 (to which the Deductible as defined below will not apply), Security National shall have no liability for any Losses under this Agreement or the transactions contemplated hereby unless and until the cumulative amount of such Losses exceeds in the aggregate $50,000 (the “Deductible”), in which case recovery for such Losses will be permitted for the aggregate amount of all such Losses.  Recovery for Losses incurred by ALSC shall be limited to, and shall not exceed, in the aggregate, the Purchase Price.

8.3                          From and after the Closing, ALSC’s right to indemnification with respect to any Obligations pursuant to Sections 8.3(a) and/or 8.3(b) shall be its sole and exclusive remedy for damages under or with respect to such Sections, and ALSC and its Affiliates shall not be entitled to pursue, and hereby expressly waive, any and all rights that may otherwise be available either at law or in equity with respect thereto (except the right to obtain equitable or injunctive relief as expressly set forth in Section 9.1 0).

8.4                          In the event that any third party claim or demand shall be asserted against any indemnified party in respect of any Losses or any claim or demand in respect of any Obligations shall be asserted pursuant to Section 8.2 or 8.3, the indemnified party shall promptly, and in any event within 30 days after the receipt of notice of such claim or demand, if a claim in respect thereof is to be made against the indemnifying pm1y hereunder, cause written notice thereof to be given to the indemnifying party; provided that failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligations it may have to the indemnified party hereunder, except to the extent that it is prejudiced by such failure.  In the event any claim or demand for indemnification is made under this Article VIII, the indemnifying party shall be entitled to participate fully in the action or proceeding.  Upon delivery by the indemnifying party to the indemnified pm1y of written notice, the indemnifying party may assume and control the defense of any such claim or demand, including any proceeding relating to Section 8.2 or 8.3, with counsel of its choice provided the indemnifying party proceeds with diligence and in good faith with respect thereto.  Thereafter, the indemnifying party shall not be liable to the indemnified party hereunder for any fees of other counsel subsequently accrued by the indemnified party in connection with the defense thereof except as provided in this Section 8.4.  In the event that any claim or demand is made under this Article VIII, the indemnifying party and the indemnified party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such claim or demand, and each party shall keep the other informed and apprised of the status of such claim or demand.  If the indemnifying party assumes and controls the defense of a claim, the indemnified party shall be entitled to participate therein at its sole cost and expense, but subject to the control of the indemnifying party.  The indemnified party may employ separate counsel, and the indemnifying party shall bear the expenses of such separate counsel, if (a) in the written opinion of counsel to the indemnified party, use of counsel of the indemnifying party’s choice would be expected to give rise to a conflict of interest, (b) the indemnifying party shall not have employed counsel to represent the indemnified party within a reasonable time after notice of the asse1tion of any such claim or institution of any such action or proceeding, or (c) the indemnifying party shall authorize the indemnified party in writing to employ separate counsel at the expense of the indemnifying party.  In no event shall the indemnifying party be obligated to pay the fees and expenses of more than one counsel for all indemnified parties with respect to any claim indemnified under this Article VIIJ.  Notwithstanding the foregoing provisions of this Section 8.4, (x) no indemnifying party shall be entitled to settle any third party claim for which indemnification is sought under this Article VIII without the indemnified party’s prior written consent unless as part of such settlement the indemnified party is released from all liability with respect to such third party claim and such settlement does not impose any equitable remedy on the indemnified party, adversely affect the indemnified pa1ty’s business or require the indemnified party to admit any wrongdoing, and (y) no indemnified party shall be entitled to settle any third party claim for which indemnification is sought under this Article VIII without the indemnifying party’s prior written consent unless the indemnifying party has not assumed control of such claim and, as part of such settlement, the indemnifying party is released from all liability with respect to such third party claim and such settlement does not impose any equitable remedy on the indemnifying party, adversely affect the indemnifying party’s business or require the indemnifying party to admit any wrongdoing.

ARTICLE IX
MISCELLANEOUS

9.1                          This Agreement (including the schedules and exhibits referred to herein and which are hereby incorporated herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the pa1ties, written or oral, to the extent related to the subject matter hereof.  This Agreement may be modified or amended only by a written document that is duly executed by Security National and ALSC.

9.2                          To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

9.3                          Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, and Capital Reserve shall not bear any out-of-pocket costs and expenses (including counsel fees and expenses) in connection with the preparation and negotiation of this Agreement.

9.5                          All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the patty requested to do so will use its best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

9.6                          Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:

To ALSC:	To Security National:

American Life & Security Corporation	Security National Life Insurance Company
8101 O Street, Suite S111	5300 South 360 West,
Lincoln, NE 68510	Suite 250
Attn: Mark A. Oliver, CEO	Salt Lake City, UT 84123
Phone: (402) 489-8266	Attn: Andrew Quist
Fax: (402) 489-8295	Phone: (801) 264-1060
Fax: (801) 265 -9882

with copies to:

David J. Routh	Randall A. Mackey
Cline Williams Wright Johnson & Oldfather, L.L.P.	Mackey Price Thompson and Ostler
1900 U.S. Bank Building	57 W. 200 S., Suite 350
233 South 13th Street	Salt Lake City, UT 84101
Lincoln, NE 68508	Phone: (801)-575-5000
Phone: (402) 474-6900	Fax: (801)-575-5006
Fax: (402) 474-5393

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

9.7                          At all times at or before the Closing, except as may be required by applicable law, Security National and ALSC will each consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement or release or will use good faith efforts to obtain the other party’s approval of the text of any public report, statement or release to be made solely on behalf of a party.  If Security National and ALSC are unable to agree on or approve any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to the party seeking to make such disclosure, required by law to discharge such patty’s disclosure obligations, then such party may make or issue the legally required report, statement or release.  Any such report, statement or release approved or permitted to be made pursuant to this Section 9.7 may be disclosed or otherwise provided by Security National or ALSC to any person or entity, including to any employee or customer of either party hereto and to any governmental or regulatory authority.

9.8                          The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.  The word “including” shall mean including without limitation.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9                          This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder.

9.10                    Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each party agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.  Except as otherwise provided in Section 8.3(c), all remedies identified in this Agreement are in addition to any remedies available at law or in equity.

9.11                    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws or any jurisdiction other than the State of Utah.  Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof.

9.12                           In the event of any dispute, claim or controversy concerning, arising out of or relating to this Agreement, its effect, the breach hereof, or the transactions contemplated hereby, the same shall be settled by binding arbitration before a three person arbitration panel.  The selection of the panel shall be made as follows: (I) each party shall appoint one arbitrator; (2) the two arbitrators shall select a third arbitrator; provided, however, the parties retain their right to and shall not be prohibited, limited or in any way restricted from, seeking or obtaining equitable or injunctive relief from a court having jurisdiction over the parties.  The arbitration shall be governed by and conducted through the American Arbitration Association in accordance with the then applicable Commercial Dispute Resolution Procedures.  The results of the arbitration shall be final, conclusive and binding upon the patties thereto, and judgment on the award may be entered in any court having jurisdiction thereof.  In rendering the award, the arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Utah.  The prevailing party’s reasonable fees and expenses (including reasonable attorney’s fees) shall be paid by the losing party.  Punitive or exemplary damages shall not be permitted under any circumstances.  The arbitration shall be held in Lincoln, Nebraska or at such other place as may be selected by mutual agreement of the parties.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first set forth above by the duly authorized officers of each of ALSC and Security National.

AMERICAN LIFE & SECURITY CORP.

/S/ Mark A. Oliver

Name: Mark A. Oliver
Title: Chief Executive Officer

SECURITY NATIONAL LIFE INSURANCE COMPANY

/S/ Scott M. Quist

Name: Scott M. Quist
Title: President

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This Agreement is made and entered into as of this   day of February, 2010, by and between Security National Life Insurance Company (“Security National”) and American Life & Security Corp, (“American Life”).

Recitals:

Whereas, Security National and American Life entered into a Stock Purchase Agreement on January 20, 2010 (the “Agreement”), in which American life agreed to purchase all of the outstanding shares of Capital Reserve Life Insurance Company from Security National; and

Whereas, Article IX, Section 1 of the Agreement allows the parties to mutually amend the Agreement only by a written document that is duly executed by Security National and American life;

Now, therefore, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.  The Agreement shall be amended to provide for an effective date (the “Effective Date”) as of January 1, 2010.

2.  The Agreement shall remain unchanged in all other respects and shall remain in full force and effect.

IN WITNESS WHEREOF, Security National and American Life have caused this First Amendment to Stock Purchase Agreement to be made as of the date and year first above written.

SECURITY NATIONAL LIFE INSURANCE COMPANY

/s/ Scott M. Quist
Scott M. Quist, President

AMERICAN LIFE & SECURITY CORP.

/s/ Mark Oliver
Mark Oliver, Chief Executive Officer